                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. N/A )*

                               Digital River, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25388B104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)



                         (Cover page continued on next page)

                                Page 1 of 7 pages

---------------------------                            -------------------------
 CUSIP NO. 25388B104                   13G               PAGE 2 OF 7 PAGES
           ----------                                        ---  ---
---------------------------                            -------------------------


--------------------------------------------------------------------------------
   1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (Entities Only)

         Tech Squared Inc. (Parent Company of MacUSA, Inc.)
         41-1591872
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                      (a) / /
                                                                 (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Place of organization:  Minnesota, U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                 3,000,000
        NUMBER OF          -----------------------------------------------------
          SHARES             6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH            -----------------------------------------------------
        REPORTING            7   SOLE DISPOSITIVE POWER
          PERSON                 3,000,000
           WITH
                           -----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000,000

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE Instructions)                           / /

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.2%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE Instructions)
         CO

--------------------------------------------------------------------------------

                                Page 2 of 7 pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. N/A )*

                               Digital River, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25388B104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)



                       (Cover page continued on next page)


                                Page 3 of 7 pages

---------------------------                            -------------------------
 CUSIP NO. 25388B104                   13G               PAGE 4 OF 7 PAGES
           ----------                                        ---  ---
---------------------------                            -------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
        (Entities Only)

         MacUSA, Inc. (Subsidiary of Tech Squared Inc.)
         41-1671476
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE Instructions)                                      (a) / /
                                                                 (b) / /
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Place of organization:  Minnesota, U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                 3,000,000
        NUMBER OF          -----------------------------------------------------
          SHARES             6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH            -----------------------------------------------------
        REPORTING            7   SOLE DISPOSITIVE POWER
          PERSON
           WITH                  3,000,000
                           -----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,000,000
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       / /
         CERTAIN SHARES (SEE Instructions)


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.2.%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE Instructions)
         CO

--------------------------------------------------------------------------------


                                Page 4 of 7 pages

ITEM 1(a).  NAME OF ISSUER:

Digital River, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5198 West 76th Street, Edina, Minnesota  55439

ITEM 2(a).  NAME OF PERSON FILING:

Tech Squared Inc. and MacUSA, Inc.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Tech Squared Inc. and MacUSA, Inc.:  5198 West 76th Street, Edina, Minnesota
55439

ITEM 2(c).  CITIZENSHIP:

Place of Organization:  Tech Squared Inc. and MacUSA, Inc.:  Minnesota, U.S.A.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Common Stock, $0.01 par value

ITEM 2(e).  CUSIP Number:

25388B104




                                Page 5 of 7 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

/ /    (a)    Broker or dealer registered under Section 15 of the Exchange Act;

/ /    (b)    Bank as defined in Section 3(a)(6) of the Exchange Act;

/ /    (c)    Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

/ /    (d)    Investment company registered under Section 8 of the Investment
              Company Act;

/ /    (e)    Investment adviser in accordance with Rule 13d-(b)(1)(ii)(E);

/ /    (f)    An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(g);

/ /    (g)    A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G);

/ /    (h)    A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

/ /    (i)    A church plan that is excluded from the definition of an
              investment company under Section 3(c)(14) of the Investment
              Company Act;

/ /    (j)    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

ITEM 4.  OWNERSHIP.

       The following information is provided as of December 31, 1998:

(a)    Amount Beneficially Owned:                              3,000,000 shares

(b)    Percent of Class:                                                  15.2%

(c)    Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote:                3,000,000

       (ii)  Shared power to vote or to direct the vote:

       (iii) Sole power to dispose or to direct the disposition of:   3,000,000

       (iv)  Shared power to dispose or to direct the disposition of:


                                Page 6 of 7 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TECH SQUARED INC.                      February 12, 1999
                                       -----------------------------------------
                                                      (Date)

                                       /s/ Jeffrey F. Martin
                                       -----------------------------------------
                                                    (Signature)

                                       Jeffrey F. Martin/Chief Financial Officer
                                       -----------------------------------------
                                                  (Name and Title)

MACUSA, INC.                           February 12, 1999
                                       -----------------------------------------
                                                      (Date)

                                       /s/ Jeffrey F. Martin
                                       -----------------------------------------
                                                    (Signature)

                                       Jeffrey F. Martin/Chief Financial Officer
                                       -----------------------------------------
                                                  (Name and Title)


                                Page 7 of 7 pages